Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

Executive	Grant Date	Number of Restricted Stock Units
Bender, Michael	May 16, 2025	441,005

RECITALS:

The Compensation Committee of the Board of Directors (the “Committee”) has determined to award to the Executive Restricted Stock Units, subject to the restrictions contained herein, pursuant to the Company’s 2024 Long-Term Compensation Plan (the “Plan”). All terms used herein and not otherwise defined shall have the same meaning as set forth in the Plan.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises set forth in this agreement and the benefits that the Company expects to derive in connection with the services to be hereafter rendered to it or its subsidiaries by the Executive, the Company and the Executive hereby agree as follows:

ARTICLE I

Defined Terms

1.1 Cause. Cause shall mean any of the following:

(a) Executive’s failure to substantially perform Executive’s duties after a written demand for performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed his duties, and (i) Executive has failed to demonstrate substantial efforts to resume performance of Executive’s duties on a continuous basis within thirty (30) days after receiving such demand; or (ii) such failure to substantially perform, if previously cured, has recurred; provided, however, that failure to meet sales or financial performance objectives, by itself, will not constitute “Cause;”

(b) Executive’s failure to substantially comply with any written rules, regulations, policies, or procedures of the Company, including but not limited to the Company’s anti-harassment policies and the “Kohl’s Code of Ethics,” in any case, which is materially injurious to the reputation and/or business of the Company;

(c) Any dishonest or fraudulent act or omission willfully engaged in by Executive in the course of performance of Executive’s duties for the Company. The term “willfully” as used herein means any act or omission committed in bad faith or without a reasonable belief that the act or omission was in the best interest of the Company;

(d) Any material breach by Executive of any provision of that certain letter agreement between the Executive and the Company dated May 16, 2025 or any restrictive covenant agreement between the Company and the Executive;

(e) Executive’s commission of a crime, the circumstances of which are substantially related to Executive’s duties or responsibilities for the Company; or

(f) Engagement by Executive in any illegal conduct in the course of Executive’s duties for the Company, or conduct that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interests or reputation of the Company.

1.2 Disability. Disability shall have the meaning set forth in the Plan. Notwithstanding the foregoing, in the event this Award is subject to Section 409A of the Code, no event or set of circumstances will constitute a “Disability” for purposes of this Award unless the Executive is also “disabled” as defined in Treasury Regulation Section 1.409A-3(i)(4).

1.3 Payment Date. The Payment Date with respect to Restricted Stock Units shall be the earliest of (i) the Anniversary Date specified in Section 2.2 below, (ii) Executive’s death, or (iii) Executive’s Disability.

1.4 Prorated Amount. The Prorated Amount shall be the number of Restricted Stock Units granted hereunder multiplied by the quotient of (a) the number days that the Executive served as Interim CEO of the Company between his start date on April 30 and the last day he serves in such role, up to a maximum of 365 days, divided by (b) 365.

1.5 Restricted Stock Unit. Restricted Stock Unit shall mean a nonvoting unit of measurement which is deemed for bookkeeping purposes to be the equivalent to one outstanding share of Common Stock (a “Share”) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to be made to Executive if such Restricted Stock Units become vested and payable pursuant to Article II below. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. Each Restricted Stock Unit granted hereunder is intended to qualify as a Stock Award expressed in terms of Common Stock, as authorized under Section 10 of the Plan.

ARTICLE II

Restricted Stock Units

2.1 Award of Restricted Stock Unit. The Company hereby awards to the Executive the number of Restricted Stock Units listed above under the heading “Number of Restricted Stock Units,” subject to the restrictions contained herein and the provisions of the Plan.

2.2 Vesting of Restricted Stock Units. Subject to the terms of this Agreement, the Restricted Stock Units shall vest in accordance with the following schedule:

Vesting Date	Shares Vesting
The 1st Anniversary of the Date of Grant	100.00%

(a) Termination By Company for Cause or By Executive. If Executive’s employment is terminated by the Company for Cause at any time or if Executive terminates his employment prior to the Anniversary Date, the vesting of the Restricted Stock Units shall, on the date of such termination, cease and any unvested Restricted Stock Units shall be forfeited by Executive and revert to the Company.

(b) Executive’s Death or Disability. In the event of Executive’s death or Disability while employed by the Company prior to the Anniversary Date, the Prorated Amount of Restricted Stock Units granted pursuant to this Restricted Stock Unit Agreement shall vest immediately and any remaining Restricted Stock Units granted hereunder shall be forfeited by Executive and revert to the Company.

(c) Termination By Company Without Cause. If Executive’s employment is terminated by the Company without Cause prior to the Anniversary Date, Executive shall continue to vest in the Prorated Amount of Restricted Stock Units granted pursuant to this Restricted Stock Unit Agreement until the Anniversary Date and any remaining Restricted Stock Units granted hereunder shall be forfeited by Executive and revert to the Company as of the date of such termination.

(d) Change of Control. Notwithstanding anything in Paragraph 19(a) of the Plan (regarding the effect of a Change of Control upon certain Awards) to the contrary, upon the occurrence of any of the events described under Paragraph 19 (a) of the Plan, instead of full vesting, only a Prorated Amount of the Restricted Stock Units granted under this Restricted Stock Unit Agreement shall vest and any outstanding Restricted Stock Units that do not vest upon such events shall be forfeited by Executive and revert to the Company as of the date of such event.

2.3 Prohibition Against Transfer. The Restricted Stock Units may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by Executive, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 2.3 shall be void and of no further effect.

2.4 Release. As a condition to the continued vesting of the Prorated Amount of Restricted Stock Units in Section 2.2(c) above, in the event of Executive’s termination of employment by the Company without Cause, Executive (i) shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other items, a general release of claims against the Company, and (ii) must not exercise any right to revoke such release agreement during any applicable rescission period ((i) and (ii), the “Release Conditions).” If Executive fails to satisfy the Release Conditions within sixty (60) days of the Executive’s termination of employment, all outstanding Restricted Stock Units shall be forfeited.

2.5 Share Delivery. On the Payment Date, if the Restricted Stock Units have vested in accordance with 2.2 above, the Company shall deliver to Executive a number of Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Stock Units that have become vested pursuant to Section 2.2 above (which, for the avoidance of doubt, shall be the limited to the Prorated Amount in the case of a termination under Section 2.2(b) or (c) above).

ARTICLE III

Miscellaneous

3.1 Provisions of the Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Committee with respect to the Plan shall be binding upon the Executive. A copy of the Plan will be delivered to the Executive upon reasonable request.

3.2 No Rights as Shareholder. Executive shall not have any right to exercise the rights or privileges of a shareholder with respect to any Restricted Stock Units or Shares distributable with respect to any Restricted Stock Units until such Shares are distributed.

3.4 Dividend Equivalents. On the Payment Date, in addition to the Shares deliverable under Section 2.5 above, the Company shall issue the Executive or Executive’s beneficiary that number of Shares equal to the “Dividend Equivalent Amount.” The Dividend Equivalent Amount shall be calculated as of the Payment Date, pursuant to this Section 3.4. In calculating the Dividend Equivalent Amount, the Company shall determine the number of Shares that would have been payable to the Executive if the total number of Restricted Stock Units vested under Section 2.2 had been outstanding as Shares from the Grant Date until the Payment Date and in lieu of any regular cash dividends, on the declared payment date of each regular cash dividend otherwise payable on such Shares (“Dividend Date”), the Company had issued Executive a number of additional Shares with a “Dividend Date Market Value” equal to: (i) the per-share dollar amount of the declared dividend multiplied by (ii) the number of Restricted Stock Units vested under Section 2.2 above plus the number of Shares deemed issued hereunder as dividend equivalents as of the declared record date for the dividend. For purposes of calculating the “Dividend Date Market Value” in the preceding sentence, the Company shall use the closing price of a share of the Company’s Common Stock on the New York Stock Exchange on the Dividend Date. Shares issued hereunder shall be issued in fractional shares.

3.5 Taxes. The Company may require payment of or withhold any income or employment tax from any amount payable under this Restricted Stock Unit Agreement or from any other compensation payable to Executive as is required under law with respect to this Restricted Stock Unit Agreement, and the Company may defer making delivery with respect to Shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation. In accordance with the Plan, the Company may withhold shares of Common Stock to satisfy such withholding obligations.

3.6 Section 409A. To the extent this Award is or becomes subject to Section 409A, this Restricted Stock Unit Agreement shall be interpreted and administered in compliance with the requirements of Section 409A of the Code and any guidance promulgated thereunder, including the final regulations.

3.7 No Employment Rights. The award of the Restricted Stock Units pursuant to this Agreement shall not give the Executive any right to remain employed by the Company or any affiliate thereof.

3.8 Notices. Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its General Counsel at Kohl’s, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051. Any notice to be given to the Executive may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof. Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.

3.9 Governing Law. This Restricted Stock Unit Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

3.10 Suspension or Termination of Award; Clawback. Executive acknowledges that this Restricted Stock Unit Agreement is subject to Section 23 of the Plan, including, but not limited to, the forfeiture of the Award in the event that Executive makes an unauthorized disclosure of any Company trade secret or confidential information or breaches any non-competition agreement.

3.11 Award Acceptance. This Award shall not be effective unless the Executive electronically consents to this Restricted Stock Unit Agreement via an online platform, access to which will be provided by the Company, indicating the Executive’s acceptance of the terms and conditions of this Restricted Stock Unit Agreement. By electronically consenting to this Restricted Stock Unit Agreement via the online platform, the Executive acknowledges and agrees to the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

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